Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of August 30, 2013, by and among SciQuest, Inc., a Delaware corporation (“Acquiror”), CombineNet Holdings, LLC, a Delaware limited liability company (the “Stockholders’ Agent”), and SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”) (Acquiror, the Stockholders’ Agent and the Escrow Agent are sometimes referred to individually as a “Party” and collectively as the “Parties”). Unless otherwise indicated, capitalized terms used herein but not defined herein have the meanings set forth in the Merger Agreement.

RECITALS

A. Pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Acquiror, Liberty Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”), Liberty Second Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Surviving Sub”), CombineNet, Inc., a Delaware corporation (the “Company”), and the Stockholders’ Agent, (i) Sub will merge with and into the Company (the “Merger”), with the Company to survive the Merger and become a wholly-owned subsidiary of Acquiror, and (ii) promptly following the Merger becoming effective, Acquiror will cause the Company to be merged with and into Surviving Sub (the “Second Merger”), with Surviving Sub to survive the Second Merger and remain a wholly-owned subsidiary of Acquiror.

B. Upon the effective time of the Merger, the holders of the Company Common Stock (including Company Common Stock issued pursuant to the Company Preferred Conversion) and Company Options immediately prior to the effective time of the Merger (the “Effective Time Holders”) shall have the right to receive merger consideration in the form of cash and/or shares of the common stock, par value $0.001 per share, of Acquiror (the “Acquiror Stock”), as set forth in the Merger Agreement.

C. The Effective Time Holders have agreed to indemnify the Acquiror Indemnified Persons on the terms and conditions, and subject to the principles, limitations and qualifications, set forth in the Merger Agreement. The Stockholders’ Agent shall serve as the agent for the Effective Time Holders pursuant to Section 8.5 of the Merger Agreement.

D. Pursuant to Section 1.11(a)(iii) of the Merger Agreement, (i) the sum of Two Million Four Hundred Sixty Five Thousand Four Hundred Twenty-Eight Dollars and Twenty-Two Cents ($2,465,428.22) (the “Cash Deposit”) and (ii) 75,506 shares of Acquiror Stock (the “Stock Deposit”) shall be placed in escrow by Acquiror on behalf of the Effective Time Holders, as security for the indemnification obligations of the Effective Time Holders under the Merger Agreement. The Cash Deposit and the Stock Deposit are sometimes referred to collectively as the “Escrow Fund”.

E. The Escrow Agent is willing to hold the Escrow Fund in escrow in accordance with the provisions of this Agreement and to act as Escrow Agent hereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Appointment of the Escrow Agent. Acquiror and the Stockholders’ Agent each hereby appoints SunTrust Bank as Escrow Agent under this Agreement, and the Escrow Agent hereby accepts such appointment.

2. Deposit.

(a) Upon execution of this Agreement, Acquiror shall deliver the Cash Deposit to the Escrow Agent, by wire transfer of immediately available funds to the account designated by the Escrow Agent on Exhibit A attached hereto, to be held by the Escrow Agent in accordance with the terms hereof. The amount of the Cash Deposit may increase or decrease as a result of investment and reinvestment thereof in accordance with the terms hereof and as said amount may be reduced by charges thereto and payments and setoffs therefrom to compensate or reimburse the Escrow Agent for amounts owing to it pursuant hereto (if such amounts are not paid by Acquiror and Stockholders’ Agent in a timely manner as set forth herein).

(b) Upon execution of this Agreement, Acquiror shall issue the shares of Acquiror Stock included in the Stock Deposit and deliver stock certificates representing such shares of Acquiror Stock registered in the names of the Effective Time Holders in the respective share amounts set forth opposite the names of the Effective Time Holders on Schedule I attached hereto to be held by Escrow Agent in accordance with the terms hereof. During the Escrow Period (as hereinafter defined), the Stockholders’ Agent, as agent for the Effective Time Holders, shall not offer, sell, offer to sell, contract to sell, assign, pledge, grant any option to purchase or otherwise dispose of or transfer any interest in the shares of Acquiror Stock contributed by (or on behalf of) the Effective Time Holders to the Stock Deposit, including without limitation record or beneficial ownership thereof.

(c) Schedule I attached hereto sets forth a list of each of the Effective Time Holders and indicates, with respect to each Effective Time Holder, (i) whether such Effective Time Holder is an Accredited Company Securityholder or a Non-Accredited Company Securityholder), (ii) the respective Pro Rata Shares of such Effective Time Holder, and (iii) the amount of cash and shares of Acquiror Stock contributed to the Escrow Fund on behalf of such Effective Time Holder. With respect to each Effective Time Holder, such amount shall be referred to herein as the “Contribution Amount”.

3. Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence from the date hereof and shall terminate at 5 p.m., Eastern Time, on February 28, 2015 (the “Expiration Date”) (the period of time from the date hereof through and including the Expiration Date is referred to herein as the “Escrow Period”).

4. Protection of Escrow Fund.

(a) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as an escrow fund in accordance with the terms of this Agreement and not as the property of Acquiror and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. The Escrow Fund shall be held by the Escrow Agent in escrow and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

(b) Unless otherwise jointly directed in writing by Acquiror and the Stockholders’ Agent, the Escrow Agent shall invest and reinvest the Cash Deposit in accordance with the Investment Instructions set forth on Exhibit B attached hereto. Monthly statements will be provided to Acquiror and the Stockholders’ Agent reflecting the balance and changes in value of the Escrow Fund and all transactions executed with respect to the Cash Deposit and Stock Deposit, if any. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and such other information as the Escrow Agent may reasonably require. The Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.

(c) It is hereby expressly stipulated and agreed that all interest and other earnings on the Cash Deposit shall become a part of the Escrow Fund for all purposes, and that all losses resulting from the investment or reinvestment thereof from time to time and all amounts charged thereto to compensate or reimburse the Escrow Agent from time to time for amounts owing to it hereunder (if such amounts are not paid by Acquiror and Stockholders’ Agent in a timely manner as set forth herein) shall from the time of such loss or charge no longer constitute part of the Escrow Fund. On or before the execution and delivery of this Agreement Acquiror shall provide to the Escrow Agent a completed Form W-9, and as soon as reasonably practicable, but in any event prior to any distribution of the Escrow Fund to the Stockholders’ Agent, the Stockholders’ Agent shall cause to be provided to the Escrow Agent a Form W-9 or Form W-8, whichever is appropriate, with respect to each Effective Time Holder. Except for the delivery of Forms 1099, the Escrow Agent shall have no duty to prepare or file any Federal or state tax return or report with respect to any funds held under this Agreement or any earnings thereon. The parties hereto agree that the Effective Time Holders are intended to be the owners of the amounts in the Escrow Fund for income tax purposes, with the Non-Accredited Company Securityholders treated as owning, in proportion to their respective Pro Rata Shares, the portion of the Cash Deposit contributed to the Escrow Fund on their behalf, and the Accredited Company Securityholders treated as owning, in proportion to their respective Pro Rata Shares, the remainder of the Cash Deposit and the Stock Deposit. Such ownership will be appropriately adjusted to reflect earnings and losses on the Cash Deposit and distributions on the Stock Deposit. The Escrow Agent shall prepare Forms 1099 accordingly. With respect to the preparation and delivery of Forms 1099 and all matters pertaining to the reporting of earnings on funds held under this Agreement, the Escrow Agent shall be entitled to request and receive joint written instructions from Acquiror and the Stockholders’ Agent, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such joint written instructions.

(d) Any shares of Acquiror Stock or other securities issued or distributed by Acquiror (“New Shares”) in respect of shares of Acquiror Stock included in the Stock Deposit that have not been released from the Escrow Fund shall be delivered to the Escrow Agent by the Acquiror added to the Stock Deposit. New Shares issued in respect of shares of Acquiror Stock that have been released from the Escrow Fund shall not be added to the Stock Deposit but shall be distributed by the Acquiror to the record holder(s) thereof. Cash dividends on Acquiror Stock in the Escrow Fund shall be paid by Acquiror directly to the Effective Time Holders (for the avoidance of doubt other than the Non-Accredited Company Securityholders) who are the record holder(s) thereof.

(e) The Effective Time Holders, other than the Non-Accredited Company Securityholders, shall have full voting rights with respect to the shares of Acquiror Stock contributed to the Stock Deposit by (or on behalf of) the Effective Time Holders (and on any New Shares added to the Stock Deposit in respect of such shares of Acquiror Stock).

5. Indemnification Claims Upon Escrow Fund.

(a) At any time or from time to time prior to the Expiration Date, Acquiror may make claims against the Escrow Fund for indemnification in accordance with Section 8.2 of the Merger Agreement. Acquiror shall make such claims by delivery to the Stockholders’ Agent, with a copy to the Escrow Agent, of a written claim notice signed by any authorized signatory of Acquiror set forth on the Certificate of Incumbency of Acquiror provided pursuant to Section 22 hereof (a “Claim Notice”):

(i) certifying that an Acquiror Indemnified Person has a claim for indemnification pursuant to Section 8.2 of the Merger Agreement;

(ii) certifying the amount of Indemnifiable Damages incurred or paid by such Acquiror Indemnified Person (and, in the case of Indemnifiable Damages not yet incurred or paid, the maximum amount reasonably anticipated by Acquiror to be incurred or paid, to the extent known by Acquiror); and

(iii) stating the clause or clauses of Section 8.2 pursuant to which the Acquiror is making its claim, and specifying in reasonable detail the material facts known to the Acquiror Indemnified Person giving rise to such claim.

(b) Following the receipt of a Claim Notice by the Stockholders’ Agent and the Escrow Agent and after the resolution of any objections of the Stockholders’ Agent that are made with respect to such Claim Notice in accordance with Sections 6 and 7 hereof, the Escrow Agent shall, subject to the provisions of Sections 6 and 7 hereof, distribute to Acquiror out of the Escrow Fund, as promptly as practicable, cash and shares of Acquiror Stock held in the Escrow Fund in an aggregate amount equal to the Indemnifiable Damages that have been actually paid or incurred by the Acquiror Indemnified Person (as certified in the Claim Notice or set forth in the applicable Settlement Memorandum (as defined below)); provided that the Escrow Agent shall not make any such distribution prior to the expiration of the Objection Period (as defined below) unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such distribution.

(c) Each payment, if any, to be made out of the Escrow Fund to Acquiror pursuant to the terms of this Agreement and the Merger Agreement (an “Escrow Payment”) shall be made (i) to the extent of the respective Pro Rata Shares of the Non-Accredited Company Securityholders, in cash from the portion of the Escrow Fund treated as owned by the Non-Accredited Company Securityholders and (ii) to the extent of the respective Pro Rata Shares of the Accredited Company Securityholders, 60% in cash and 40% in shares of Acquiror Stock (rounding to the nearest whole share) from the remainder of the Escrow Fund (or as close to such percentages, in the case of clause (ii), as is possible given the requirements of the following sentence). The foregoing notwithstanding, to the extent any Escrow Payment is based on breaches of Section 2.19 or 5.18 of the Merger Agreement (as specified in the applicable Claim Notice), the portion of such payment corresponding to the respective Pro Rata Shares of the Effective Time Holders that are Accredited Company Securityholders shall be made solely in cash. For purposes of this Agreement, the shares of Acquiror Stock shall be valued at $20.96 per share. With respect to the determination of the exact number of shares of Acquiror Stock from the Stock Deposit and amount of cash from the Cash Deposit to be used to fund an Escrow Payment or to be retained in escrow pursuant to Section 8, the Escrow Agent shall request and receive joint written instructions from Acquiror and the Stockholders’ Agent upon which the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written instructions (and the Escrow Agent shall not make any distribution until it has received such joint written instructions). To the extent that Escrow Agent delivers a stock certificate representing a number of shares of Acquiror Stock that is greater than the amount to be delivered pursuant to this Section 5(c), Acquiror shall promptly deliver to the Escrow Agent stock certificate(s) representing shares of Acquiror Stock equal to such difference.

(d) To the extent that any claim for Indemnifiable Damages identified in the Claim Notice furnished to the Escrow Agent as a claim pursuant to Section 8.2(b) of the Merger Agreement is paid out of the Escrow Fund, the respective Contribution Amount of each Effective Time Holder subject to such indemnification claim shall be reduced in accordance with the allocation set forth in joint written instructions provided by Acquiror and the Stockholders’ Agent in accordance with this Agreement.

(e) Where the basis for a claim upon the Escrow Fund by Acquiror is that Acquiror reasonably anticipates that it will pay or incur Indemnifiable Damages, no payment will be made from the Escrow Fund for such Indemnifiable Damages unless and until Acquiror actually pays or incurs such Indemnifiable Damages and delivers a further Claim Notice to the Stockholders’ Agent, with a copy to the Escrow Agent, certifying that such Indemnifiable Damages have been actually paid or incurred, and such payment shall be made only after the resolution of any objections that are made with respect to such Claim Notice in accordance with Sections 6 and 7 hereof.

(f) In the event that Acquiror and the Stockholders’ Agent deliver joint written instructions to the Escrow Agent to deliver all or a portion of the Escrow Fund to either Acquiror or the Stockholders’ Agent, then the Escrow Agent shall make such delivery in accordance with the joint written instructions reasonably promptly, but in any event within two (2) Business Days after its receipt of such joint written instructions.

6. Objections to Indemnification Claims. During the thirty (30) day period (the “Objection Period”) immediately following receipt by the Escrow Agent of a Claim Notice setting forth the information required by Section 5(a) of this Agreement, the Escrow Agent shall not deliver to Acquiror any amounts out of the Escrow Fund pursuant to Section 5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of the Objection Period, the Escrow Agent shall deliver cash and shares of Acquiror Stock from the Escrow Fund to Acquiror in accordance with Section 5 hereof, provided that no such delivery shall be made if and to the extent the Stockholders’ Agent has objected in a written statement (the “Objection Notice”) to any claim or claims made in the Claim Notice, and such Objection Notice shall have been delivered to the Escrow Agent (with a copy to Acquiror) prior to 5:00 p.m. (eastern time) on the last day of the Objection Period, and provided further that if no Objection Notice is received prior to the expiration of the Objection Period the Escrow Agent shall confirm that the Stockholders’ Agent received the Claim Notice prior to making such delivery.

7. Resolution of Conflicts.

(a) If the Stockholders’ Agent delivers an Objection Notice with respect to any claim or claims made in any Claim Notice, in accordance with Section 6, Acquiror and the Stockholders’ Agent shall, for a period of 30 days in accordance with Section 9.12 of the Merger Agreement, use good faith efforts to resolve their dispute and to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum (a “Settlement Memorandum”) setting forth such agreement shall be prepared and signed jointly by both Acquiror and the Stockholders’ Agent and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely conclusively and without inquiry on any such jointly executed Settlement Memorandum and distribute cash and shares of Acquiror Stock, in accordance with Section 5(c) hereof from the Escrow Fund as an Escrow Payment, or not make any such distributions, all as may be directed in the Settlement Memorandum. If no such agreement can be reached during the 30-day period for good faith negotiation, but in any event upon the expiration of such 30-day period, Acquiror and the Stockholders’ Agent shall, in accordance with Section 9.12 of the Merger Agreement, discuss in good faith the submission of the dispute to binding arbitration, and if they agree in writing to submit the dispute to such arbitration, then the provisions of paragraphs (a) through (e) of Section 9.12 of the Merger Agreement shall become effective with respect to such dispute. This paragraph shall not obligate Acquiror or Stockholders’ Agent to submit to arbitration or any other alternative dispute resolution procedure with respect to any dispute under this Agreement or the Merger Agreement, and in the absence of a written agreement to arbitrate a dispute, such dispute shall be resolved by a state or federal court located in the State of Delaware in accordance with Section 9.8 of the Merger Agreement.

(b) Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be required to participate in or otherwise be a party to any legal proceedings, and shall have no duty with respect to such proceedings except to comply with any final judgment or award in such proceedings.

8. Distribution of Escrow Fund upon Termination of Escrow Period. After the Expiration Date, the Escrow Agent shall deliver reasonably promptly, but in any event within two (2) Business Days after the Expiration Date, to the Stockholders’ Agent the entire remaining amount of the Escrow Fund less such portion of the Cash Deposit and Stock Deposit as are necessary in order to make the maximum Escrow Payments (in accordance with Section 5(c) hereof) as set forth in all then pending Claim Notices theretofore received by the Escrow Agent prior to the Expiration Date. The Escrow Period shall not terminate with respect to any such amounts subject to pending Claim Notices. Upon the resolution of each such pending claim and satisfaction of the applicable Escrow Payment, if any, from the Escrow Fund, the Escrow Agent shall deliver to the Stockholders’ Agent the remaining portion, if any, of the Escrow Fund that had been reserved for such pending claim that was not delivered to Acquiror for the Escrow Payment.

9. Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by the Stockholders’ Agent and an authorized signatory of Acquiror (as set forth in such party’s Certificate of Incumbency) and which are approved in writing by the Escrow Agent. The Escrow Agent may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no implied duties or obligations under the terms of this Agreement or otherwise. The Escrow Agent shall not be bound by or responsible for the terms of any other agreement among the other parties hereto, including, but not limited to, the Merger Agreement.

(b) The Escrow Agent is hereby expressly authorized to comply with and obey any final writ, judgment, decree, injunction or similar order (collectively, an “Order”) of any court of law or other governmental or regulatory authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such Order, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not incur any such liability for any act or failure to act made or omitted in good faith, or any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s reasonable discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for any damages, other than damages resulting from its gross negligence, willful misconduct or bad faith. Furthermore, the Escrow Agent may at its option (but shall have no obligation), file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves or deposit all funds held hereunder into the registry of any court of competent jurisdiction. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(g) Acquiror and the Stockholders’ Agent jointly and severally agree to indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (each, an “Indemnified Party,” and collectively, the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including reasonable attorneys’ fees) that an Indemnified Party may incur and which arise directly or indirectly from this Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity in case of such Indemnified Party’s gross negligence or willful misconduct or bad faith. The provisions of this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent. Solely as between Buyer and the Stockholders’ Agent, all amounts payable to the Escrow Agent pursuant to this section shall be apportioned 50% to Acquiror and 50% to the Stockholders’ Agent.

(h) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Buyer and the Stockholders’ Agent shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice with written notice thereof delivered to the Escrow Agent. The Escrow Agent shall have no duty with respect to appointment of any successor escrow agent. In the event the Escrow Agent shall have resigned and the parties hereto have not appointed a successor escrow agent within sixty (60) days following the date of such resignation, the Escrow Agent shall also have the right to tender into the registry or custody of any court of competent jurisdiction the Escrow Fund and shall thereupon be discharged from all further duties as escrow agent under this Agreement. Each successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as the Escrow Agent. Upon the appointment of a successor escrow agent or the Escrow Agent’s tender of the Escrow Fund into the registry of any court of competent jurisdiction, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. Any such resignation or deposit shall not deprive the Escrow Agent of its compensation earned prior thereto.

10. Fees. All fees and reasonable expenses of the Escrow Agent for performance of its duties hereunder shall be a joint and several liability of Acquiror and the Stockholders’ Agent, which fees and expenses may be deducted by the Escrow Agent from the Escrow Fund if not timely paid by the parties; provided that solely as between Acquiror and the Stockholders’ Agent, (i) such fees and reasonable expenses shall be paid 50% by Acquiror and 50% by the Stockholders’ Agent and (ii) Acquiror shall promptly reimburse the Escrow Fund for any amounts deducted from the Escrow Fund for fees and reasonable expenses that are the responsibility of Acquiror. Such fees and reasonable expenses shall be payable in accordance with the fee schedule attached to this Agreement as Exhibit C. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any action or proceeding pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or action or proceeding. Acquiror and the Stockholders’ Agent agree to pay these sums upon demand.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided, however, that notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice hereunder prior to its actual receipt thereof:

If to Acquiror or Sub, to:

SciQuest, Inc.

6501 Weston Parkway

Cary, NC 27513

Attention: General Counsel

Telephone:

Facsimile:

If to the Stockholders’ Agent, to:

CombineNet Holdings, LLC

1000 Winter Street, Suite 3500

Waltham, MA 02451

Attention: Timothy Dibble

Telephone: (617) 956-1333

with a copy (which shall not constitute notice) to:

Robinson & Cole LLP

1055 Washington Boulevard, 9th Floor

Stamford, CT 06901

Attention: Eric J. Dale, Esq.

Telephone: (203) 462-7568

Facsimile: (203) 462-7599

If to the Escrow Agent, to:

Nickida Dooley

Vice President

SunTrust Bank

Mail Code HDQ-5307

919 E. Main Street

Richmond, Virginia 23219

Telephone No.: 804-782-7610

Facsimile No.: 804-782-5858

12. Entire Agreement. This Agreement and the Schedules and Exhibits hereto (and solely as between Acquiror and the Stockholders’ Agent, the Merger Agreement), constitute the entire Agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

13. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

14. Remedies. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

15. No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. In the event of any assignment, an amendment to this Agreement, in form and substance reasonably acceptable to the Escrow Agent, shall be executed and delivered in the event the Escrow Agent deems such an amendment to be necessary.

16. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

18. Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

19. Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures of the undersigned parties will have the same force and effect as original signatures.

20. Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Any undefined accounting term shall have the meaning assigned to it pursuant to GAAP. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (d) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually; (e) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (f) reference to any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principal of common law, regulation, statute or treaty means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision thereof means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

21. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns; provided, however, that nothing herein shall restrict or impair the rights of the Effective Time Holders to receive their respective Contribution Amounts (or any remaining portions thereof, if any) upon the expiration or termination of this Agreement in accordance with its terms.

22. Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit D hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

23. Time for Performance. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a day that is not a Business Day, the party to this Agreement having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday or a Sunday or any date on which the Escrow Agent is closed for business.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

SCIQUEST, INC.

By:	/s/ Rudy C. Howard
Rudy C. Howard, Chief Financial Officer
Federal Tax ID Number: 56-2127592

COMBINENET HOLDINGS, LLC

By:	Alta Equity Partners I Managers, LLC, its Manager

By:	/s/ Timothy Dibble
Name:	Timothy Dibble
Title:	Manager
Federal Tax ID Number: 27-2765217

SUNTRUST BANK,
AS ESCROW AGENT

By:	/s/ Nickida Dooley
Name:	Nickida Dooley
Title:	Vice President